EXHIBIT 14

                      ALTEX INDUSTRIES, INC. CODE OF ETHICS
                            Adopted October 28, 2003
                                   Page 1 of 3



            Pursuant To Section 406 Of The Sarbanes-Oxley Act Of 2002

     This CODE OF ETHICS (the CODE) of Altex Industries, Inc. (the COMPANY) has been adopted by the Company as part of its effort to put in place written standards that are reasonably designed to deter wrongdoing and to promote:

          - Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

          - Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Commission and in other public communications made by the Company;

          - Compliance with applicable governmental laws, rules and regulations;

          - The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

          -    Accountability  for  adherence  to  the  Code.

     The Code applies to the Company's principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions (COVERED EXECUTIVES).

1.   HONEST  AND  ETHICAL  CONDUCT.

     The Company is committed to compliance with the highest ethical standards in pursuing its business interests. All Covered Executives are expected to observe those standards as well. The Company and its Covered Executives will strive to fulfill this commitment in order to protect the Company from criticism and litigation and to preserve and enhance the Company's reputation as a good corporate citizen. Stated generally, some of the ethical standards to which the Company is committed, and for which all Covered Executives are individually accountable, are as follows:

          - Avoiding situations where personal interests are, or appear to be, in conflict with the Company's interests.

          - Becoming familiar with, and conducting the Company's business in compliance with, applicable governmental laws, rules, and regulations.

          -    Treating  all  customers  and  suppliers  honestly  and  fairly.

          - Safeguarding and properly using the Company's proprietary information assets and other resources.

          - Maintaining confidentiality of nonpublic information and not acting on such information for personal gain.

          - Any other arrangement or circumstance, including family or other personal relationships, which might dissuade the Covered
               Executive  from  acting  in  the  best  interest  of the Company.

                                   EXHIBIT 14

                      ALTEX INDUSTRIES, INC. CODE OF ETHICS
                            Adopted October 28, 2003
                                   Page 2 of 3


Some of these ethical standards are discussed in more detail below.

2.   ACTUAL  AND  APPARENT  CONFLICTS  OF  INTEREST.

     A conflict of interest exists when a persons private interest interferes in any way with the interests of the Company. A conflict situation can arise when a person takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when a person, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company. Because it is almost always a conflict of interest for a Covered Executive to work simultaneously for a competitor, no Covered Executive is allowed to work for a competitor as a director, officer, partner, or consultant. The Company also believes that the best policy for Covered Executives is to avoid any direct or indirect business connection with our customers, suppliers, or competitors, except on the Company's behalf.

     Each Covered Executive has an obligation to make prompt and full disclosure to the Compliance Officer in writing of any situation which may involve a conflict of interest. This includes, but is not limited to, the following:

          - Ownership by a Covered Executive, or a family member, of a significant financial interest in any outside enterprise which does or seeks to do business with, or is a competitor of the Company.

          - Serving as a director, officer, partner, consultant, or in any other key role, in any outside enterprise which does or seeks to do business with, or is a competitor of, the Company.

          - Acting as a broker, finder or other intermediary for the benefit of a third party in transactions involving the Company or its interests.

3.   FULL,  FAIR,  ACCURATE,  TIMELY,  AND  UNDERSTANDABLE  DISCLOSURE.

     The Company's filings with the Securities and Exchange Commission and other public communications must be full, fair, accurate, timely, and understandable. Depending on his or her position with the Company, a Covered Executive may be called upon from time to time to provide information necessary to achieve this objective. The Company expects each Covered Executive to take this responsibility very seriously and to provide full, fair, and accurate information upon request in a timely and understandable manner.

     Each Covered Executive must promptly bring to the attention of the Company's Board any material information of which that Covered Executive may become aware that affects the disclosures made by the Company in its public filings or otherwise, and to otherwise assist the Board in fulfilling its responsibilities.

     In addition, each Covered Executive must promptly bring to the attention of the Board any information that Covered Executive may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize, and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures, or internal controls.

4.   COMPLIANCE  WITH  APPLICABLE  GOVERNMENTAL  LAWS, RULES, AND REGULATIONS.

     Compliance with applicable laws is a critical element of the Company's ethical standards. Because of its operations, the Company is subject to legal requirements that are both numerous and complex. All Covered Executives should understand those laws that apply to them in the performance of their jobs and take steps to ensure that the Company's operations with which they are involved are conducted in conformity with those laws.

                                   EXHIBIT 14

                      ALTEX INDUSTRIES, INC. CODE OF ETHICS
                            Adopted October 28, 2003
                                   Page 3 of 3


     The Company has always required that all Covered Executives conduct the Company's business in accordance with all federal, state, and local laws. The failure of Covered Executives to strictly adhere to the letter and the spirit of the law could result in both personal and corporate criminal liability. Each Covered Executive is personally responsible for complying with the law. In addition, each Covered Executive is charged with the responsibility of reporting any behavior or conduct that could reasonably constitute a criminal offense.

5.   PROMPT  INTERNAL  REPORTING  OF  VIOLATIONS  OF  THE  CODE.

     Any violation of the Code must be promptly to the Chair of the Audit Committee of the Board of Directors (the COMPLIANCE OFFICER). Currently, the Compliance Officer may be reached as follows: Stephen F. Fante, 855 S Cove Way, Denver CO 80209-4813, 303.722.6325, sfante@comcast.net

6.   ACCOUNTABILITY  FOR  ADHERENCE  TO  THE  CODE.

     Each Covered Executive is personally accountable for his or her adherence to the Code.
Upon receiving a report alleging a violation of the Code, the Compliance Officer must promptly inform the Board. At the discretion of the Board, either the Board, the Compliance Officer or a designee of the Board or the Compliance Officer, will investigate the allegation, giving the alleged violator an opportunity to be heard. The results of such investigation shall be conveyed promptly to the Board. A Covered Executive deemed by the Board to have violated a provision of the Code may be subject to disciplinary action, up to and including termination.

7.   AMENDMENT,  MODIFICATION  AND  WAIVER.

     The Code may be amended or waived from time to time by the Board. Any amendment or waiver must be disclosed pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, and the rules and regulations adopted under such act.


     PLEASE DIRECT ALL QUESTIONS REGARDING ANY OF THE PROVISIONS OR PROCEDURES OF THE CODE TO THE COMPLIANCE OFFICER.